EXHIBIT 10.1

LLC MEMBERSHIP INTEREST

PURCHASE AGREEMENT

by and among

PIPER JAFFRAY COMPANIES,

VIE FINANCIAL GROUP, INC.

and

VIE SECURITIES, LLC

September 21, 2004

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TABLE OF CONTENTS

Article I The Acquisition	2

1.1 Purchase and Sale of Equity Interest	2
1.2 Purchase Price	2
1.3 Closing Transactions	2
1.4 Purchase Price Allocation	3
1.5 Taking of Necessary Action; Further Action	3

Article II Representations and Warranties of Seller	3

2.1 Incorporation and Corporate Power	3
2.2 Title to Equity Interest	3
2.3 Execution, Delivery; Valid and Binding Agreement	4
2.4 No Violations	4

Article III Representations and Warranties Regarding the Company	5

3.1 Formation; Power and Authority	5
3.2 Capitalization	5
3.3 [Reserved]	6
3.4 Execution, Delivery; Valid and Binding Agreement	6
3.5 No Violations, Regulatory Filings and Consents	6
3.6 Financial Statements	7
3.7 Absence of Undisclosed Liabilities	8
3.8 Absence of Certain Developments	8
3.9 Title to Properties	10
3.10 Accounts Receivable	10
3.11 Tax Matters	10
3.12 Contracts and Commitments	11
3.13 Intellectual Property	13
3.14 Litigation	13
3.15 Employees	14
3.16 Employee Benefit Plans	14
3.17 Insurance	16
3.18 Clients	17
3.19 Compliance with Laws	17
3.20 Environmental Matters	18
3.21 Bank Accounts	18
3.22 Indemnification Obligations	18
3.23 Brokerage	18
3.24 Information Statement	19
3.25 Registrations	19
3.26 Disclosure	20

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Article IV Representations and Warranties of Buyer	20

4.1 Incorporation and Corporate Power	20
4.2 Execution, Delivery; Valid and Binding Agreement	20
4.3 No Violations	20
4.4 NYSE Requirements	21
4.5 Consents	21
4.6 Financing	21
4.7 Investment Intent	21
4.8 Information Statement	21
4.9 Due Diligence by the Buyer	21

Article V Conduct Prior to the Closing	22

5.1 Conduct of the Business	22
5.2 Access to Books and Records	23
5.3 Maintenance of Minimum Financial Targets for the Company	24
5.4 Transfer of Assets and Liabilities	24

Article VI Additional Agreements	24

6.1 Regulatory Filings	24
6.2 Conditions	25
6.3 No Negotiations	25
6.4 Employee Benefit Plans	27
6.5 Confidentiality	27
6.6 Notification of Certain Matters	27
6.7 Nondisparagement	27
6.8 Litigation Support	28
6.9 Assignment of Confidentiality Agreements	28
6.10 Intercompany Contracts	28
6.11 Transaction Expenses	28
6.12 Transfer Taxes	28
6.13 COBRA Liability	28
6.14 Insurance Coverages	29
6.15 Additional Funding	29

Article VII Conditions to Closing	29

7.1 Conditions to Obligations of Each Party to Effect the Acquisition	29
7.2 Additional Conditions to Buyer’s Obligations	30
7.3 Additional Conditions to Seller’s Obligations	32

Article VIII Termination	33

8.1 Termination	33
8.2 Effect of Termination	33

Article IX Survival; Indemnification	33

9.1 Survival of Representations and Warranties	33

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Article X Miscellaneous	33

10.1 Press Releases and Announcements	33
10.2 Expenses	34
10.3 Amendment and Waiver	34
10.4 Notices	34
10.5 Interpretation	35
10.6 No Third Party Beneficiaries	35
10.7 Severability	35
10.8 Complete Agreement	35
10.9 Assignment	35
10.10 Counterparts	35
10.11 Governing Law	35
10.12 Submission to Jurisdiction	36
10.13 Waiver of Jury Trial	36
10.14 Further Assurances	36

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Schedules

Disclosure Schedule

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INDEX OF DEFINED TERMS

10-K	3
Acquisition	1
Acquisition Proposal	26
Agreement	1
Annual Financial Statements	7
Audited Balance Sheet	7
Balance Sheet Date	8
Buyer	1
Buyer Indemnified Parties	29
Buyer Representatives	23
Charter Documents	5
Client	12
Closing	2
Closing Date	2
COBRA	28
Code	3
Company	1
Company Disclosure Documents	19
Company Intellectual Property	13
Company Reports	7
Company SEC Reports	7
Contracts	12
Controlling Stockholders	1
Covered Employees	29
Delaware Law	1
DFJ	1
Disclosure Schedule	3
Environmental Laws	18
Equity Acquisition	1
Equity Interest	1
ERISA	15
ERISA Affiliates	15
Exchange Act	10
Executive Committee	1
Governing Documents	5
Governmental Entity	4
Information Statement	19
Innovations	1
Interim Funding	29
Joint Written Action	1
Key Employees	14
knowledge	35
Latest Financial Statements	7
Law	4

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Lease	10
Liens	2
LLC Agreement	5
Losses	29
Manager Interest	1
Material Adverse Effect	5
NASD	4
NYSE	21
Parent SEC Reports	3
Permitted Liens	8
Person	35
Pro Forma Balance Sheet	8
Purchase Price	2
Purchase Price Allocation	3
Real Property	10
Registered Personnel	19
Representatives	25
Returns	10
SEC	4
Self-Regulatory Organizations	21
Seller	1
Seller COBRA Beneficiaries	29
Seller Indemnified Parties	29
SOFTBANK	1
Superior Proposal	27
Tax	11
Taxes	11
Third Party Expenses	34

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LLC MEMBERSHIP INTEREST

PURCHASE AGREEMENT

This LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated September 21, 2004, is made and entered into by and among the Piper Jaffray Companies, a Delaware corporation (“Buyer”), Vie Securities, LLC, a Delaware limited liability company (the “Company”) and Vie Financial Group, Inc., a Delaware corporation and the owner of 100% of the outstanding economic interest of the Company (“Seller”).

WHEREAS, Seller owns 100% of the economic interest of the Company and all of the outstanding membership interest of the Company except for the Manager Interest (as defined below) (the “Equity Interest”), such Equity Interest constituting all of the issued and outstanding membership interests which carry the right to participate in the allocation of the profits and losses of the Company;

WHEREAS, Dean Stamos, the current manager member of the Company, owns a non-economic equity interest in the Company (the “Manager Interest”) and he has agreed to transfer his Manager Interest to Buyer for the sum of $1.00 at the Closing (as defined in Section 1.3 of the Agreement);

WHEREAS, SOFTBANK Capital Partners LLC, a Delaware limited liability company (“SOFTBANK”), the Investment Committee of the Draper Fisher Jurvetson ePlanet Entities (“DFJ”), (a committee empowered to make investment decisions on behalf of Draper Fisher Jurvetson ePlanet Ventures LP, Draper Fisher Jurvetson ePlanet Partners Fund, LLC and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG) and OptiMark Innovations, Inc., a Delaware corporation (“Innovations” and, together with SOFTBANK and DFJ, the “Controlling Stockholders”) control the voting power of approximately 86% of the voting capital stock of Seller;

WHEREAS, the respective Boards of Directors of Buyer and Seller and the Executive Committee of the Company (the “Executive Committee”) have determined that it is advisable and in the best interests of their respective entities and their stockholders and members, as applicable, that Buyer acquire all of the outstanding Equity Interest of the Company in exchange for cash (the “Equity Acquisition” or “Acquisition”) in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”) and the terms of this Agreement;

WHEREAS, the Controlling Stockholders have entered, effective with the execution of this Agreement, an irrevocable written action and irrevocable proxies related thereto consenting to the sale of the Equity Interest to Buyer and to the adoption of this agreement by the Controlling Stockholders of Seller (collectively, the “Joint Written Action”);

WHEREAS, Buyer has agreed to provide interim financing, upon the execution of this Agreement by all parties and the execution of the Joint Written Action, pursuant to the terms of a Promissory Note and a Security Agreement entered into by Buyer and Seller as of the date hereof; and

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WHEREAS, Buyer, Seller and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Acquisition.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

Article I

The Acquisition

1.1 Purchase and Sale of Equity Interest. Upon the terms and subject to the conditions contained herein, at the Closing (as defined in Section 1.3 hereof), Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Equity Interest, which Equity Interest shall comprise in the aggregate all the outstanding membership interests of the Company, other than the Manager Interest, that will be issued and outstanding on the Closing Date (as defined in Section 1.3 hereof), free and clear of any and all liens, security interests, claims, pledges, charges or other encumbrances or restrictions of any kind (collectively, “Liens”).

1.2 Purchase Price. Subject to the terms and conditions of this Article I, the total purchase price (the “Purchase Price”) to be paid by Buyer for the Equity Interest shall be an amount equal to $15,000,000 in cash.

1.3 Closing Transactions.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, Suite 1500, 50 South Sixth Street, Minneapolis, Minnesota as soon as is reasonably practical after the date on which the last of the conditions to the Closing set forth in Article VII, other than the requirement that certain documents be delivered at or prior to the Closing, shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to the parties (“Closing Date”).

(b) At the Closing:

(i) Buyer shall pay the Purchase Price (minus any amounts funded pursuant to Section 6.15) to Seller by wire transfer of immediately available funds, as set forth below, against delivery of duly executed documents of transfer of the Equity Interest in a form satisfactory to Buyer as follows:

(x) Buyer shall wire a portion of the Purchase Price equal to $1,425,562.70 to RGC International Investors, LDC on behalf of the Seller; and

(y) Buyer shall wire the balance of the Purchase Price to Seller in accordance with wire instructions provided to Buyer and Seller; and

(ii) Immediately prior to the Closing, Seller shall be entitled to cause the Company to distribute to Seller an amount equal to $622,417 less the sum of (x) all amounts previously distributed to Seller by the Company pursuant to Section 5.1(b)(iv)

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after the date hereof, and (y) the amount of cash necessary to be retained by the Company to satisfy its capital requirements as set forth in Section 5.3; and

(iii) The Company and Seller shall deliver to Buyer the documents required to be delivered to Buyer under Section 7.2(f) below, and Buyer shall deliver to Seller the documents required to be delivered to Seller under Section 7.3(d)below.

1.4 Purchase Price Allocation. Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among assets of the Company in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder (and any similar provision of state or local law), which allocation shall be binding on Seller (the “Purchase Price Allocation”). Seller and the Company shall timely and properly prepare, execute, file and deliver all documents, forms and other information as Buyer may reasonably request to prepare the Purchase Price Allocation. Buyer shall deliver the Purchase Price Allocation to Seller within 60 days after the Closing Date. Buyer and Seller shall file IRS Form 8594 (and, if necessary, any amendments thereto) on a basis consistent with the Purchase Price Allocation, and neither party shall take any contrary position (whether in audits, Tax Returns or otherwise) unless required to do so by applicable law.

1.5 Taking of Necessary Action; Further Action . Buyer, Seller and the Company, respectively, shall each use commercially reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Acquisition at the time specified in Section 1.3 hereof.

Article II

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer, and acknowledges that Buyer is relying upon the following representations and warranties in connection with the purchase of the Equity Interest that, except as set forth in the Disclosure Schedule delivered by the Seller and the Company to Buyer on the date hereof (provided that any information set forth in one section of the Disclosure Schedule in such a way as to make its relevance to a representation made elsewhere in this Agreement or information called for by another section of the Disclosure Schedule reasonably apparent on the face thereof shall be deemed to apply to such other Section or subsection thereof) (the “Disclosure Schedule”) or as similarly disclosed in the Seller’s annual report on Form 10-K for the fiscal year ended March 31, 2004 (the “10-K”) or in the Seller’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 (together with the 10-K, the “Parent SEC Reports”) or as otherwise specifically required to be performed by Seller of the Company after the date hereof pursuant to the specific terms of this Agreement or the Loan Agreement:

2.1 Incorporation and Corporate Power. Seller is a corporation duly incorporated, validly existing and in good standing under Delaware Law, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

2.2 Title to Equity Interest. Seller has good, valid and marketable title to and is the sole lawful owner of all of the Equity Interest, free and clear of any Liens. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no agreements or restrictions which in any way

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limit or restrict the transfer to Buyer of any of the Equity Interest, and there are no member agreements, voting trusts or other agreements or understandings with respect to the voting of any portion of the Equity Interest.

2.3 Execution, Delivery; Valid and Binding Agreement. Seller has all requisite corporate power and authority to execute and deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and, except for the notice required under Section 228 of the Delaware Law, no other corporate proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the other documents contemplated hereby, when executed and delivered by Seller, will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, in each case, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

2.4 No Violations. The execution, delivery and performance of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby will not: (a) contravene any provision of the Certificate of Incorporation or Bylaws of Seller; (b) violate or conflict in any material respect with any federal, state, local or foreign law, statute, ordinance, rule or regulation (a “Law”) or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against Seller; (c) conflict with, result in any breach of any of the provisions of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any indenture, hypothecation, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against Seller; (d) result in the creation of any Lien upon the Equity Interest; or (e) require any authorization, consent, approval, exemption or other action by or notice to any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a “Governmental Entity”) or any other third party, other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities Laws, including the filing with the Securities and Exchange Commission (the “SEC”) of an amendment of Forms BD and similar filings with, or consents of, various state Governmental Entities; (ii) such approvals and consents of the National Association of Securities Dealers, Inc. (the “NASD”), if required pursuant to NASD Rule 1017 (which Seller or the Company undertakes to obtain prior to the Closing Date); and (iii) consents set forth in Section 2.4 of the Disclosure Schedule (which Seller undertakes to obtain prior to the Closing Date).

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Article III

Representations and Warranties Regarding the Company

Seller and the Company hereby represent and warrant to Buyer, and acknowledge that Buyer is relying upon the following representations and warranties in connection with the purchase of the Equity Interest that, except as set forth in the Disclosure Schedule or as similarly disclosed in the Parent SEC Reports or as otherwise specifically required to be performed by Seller of the Company after the date hereof pursuant to the specific terms of this Agreement or the Loan Agreement:

3.1 Formation; Power and Authority.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and all authorizations, licenses, permits and certifications necessary to carry on its business as now being conducted and presently proposed to be conducted and to own, lease and operate its assets. The Company is duly qualified as a foreign limited liability company to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Section 3.1 of the Disclosure Schedule sets forth a true and complete list of all jurisdictions in which the Company is qualified and in good standing. “Material Adverse Effect” means any change, effect or circumstance that (i) has or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, other than such changes, effects or circumstances reasonably attributable to: (A) economic conditions generally in the United States; (B) conditions generally affecting the industry in which the Company participates; provided, with respect to clauses (A) and (B), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Company; or (C) the announcement of the Acquisition; or (ii) prevents Buyer, Seller or the Company, as applicable, from consummating the Acquisition and the other transactions contemplated by this Agreement; provided that, with respect to clause (ii), neither Buyer nor Seller or the Company, as applicable, caused the change, effect or circumstance that prevents such party from consummating the Acquisition and the other transactions contemplated by this Agreement.

(b) The Company is not in violation of any of the provisions of its Limited Liability Company Operating Agreement effective as of March 13, 2001 (the “LLC Agreement”), Certificate of Formation or other applicable charter document (any such document hereinafter referred to as its “Charter Documents”) or other applicable governing document (any such documents hereinafter referred to as its “Governing Documents”). The Company has delivered to Buyer accurate and complete copies of its Charter Documents and Governing Documents, as currently in effect.

3.2 Capitalization.

(a) Except as set forth in the Disclosure Schedule under the caption referencing Section 3.2, all of the issued and outstanding Equity Interest of the Company is owned by Seller

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free and clear of all Liens. The membership interests comprising the Equity Interest are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights or any other third party rights. All issued and outstanding Equity Interest have been offered, sold and delivered by the Company in compliance with applicable securities and corporate Laws. No portion of the Equity Interest has been issued in violation of any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Equity Interest and the Manager Interest are fully set forth in the LLC Agreement.

(b) As of the date hereof, the Company has not made any commitment or otherwise has any obligation to issue, transfer or sell any portion of the Equity Interest. No Membership Interests of the Company have been transferred since the Company changed its name to Vie Securities, LLC, other than to transfer ownership of the Manager Interest to Dean Stamos.

3.3 [Reserved].

3.4 Execution, Delivery; Valid and Binding Agreement. The Company has all requisite power and authority to execute and deliver, and perform its obligation under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the other documents contemplated hereby, when executed and delivered by the Company, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, in each case except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.5 No Violations, Regulatory Filings and Consents. The execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not: (a) contravene any provision of its Charter Documents or Governing Documents; (b) violate or conflict in any material respect with any federal, state or local Law or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, or the business or any assets of the Company; (c) conflict with, result in any breach of any of the provisions of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any indenture, hypothecation, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against the Company; (d) result in the creation of any Lien upon the Company or any of the assets of the Company; or (e) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or any other third party, other than (i) such consents, waivers, approvals, orders, authorizations,

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registrations, declarations and filings as may be required under applicable federal or state securities Laws, including the filing with the SEC of an amendment of Forms BD and similar filings with, or consents of, various state Governmental Entities; (ii) such approvals and consents of the NASD, if required pursuant to NASD Rule 1017 (which Seller or the Company undertakes to obtain prior to the Closing Date); and (iii) consents set forth in Section 3.5 of the Disclosure Schedule.

3.6 Financial Statements.

(a) Since January 1, 2001: (i) the Company has filed all forms, reports, statements and other documents required to be “filed with the SEC” (as defined below) including, without limitation, all FOCUS reports and all amendments and supplements to all such reports (collectively, the “Company SEC Reports”), (ii) the Company has filed all forms, reports, statements and other documents required to be filed with any Governmental Entities including, without limitation, state authorities regulating the business of broker-dealers and securities firms and the purchase and sale of securities, (iii) all trade reports, filings, amendments to forms and other documents required by the NASD (all such forms, reports, statements and other documents in clauses (i), (ii) and (iii) of this Section 3.6(a) being collectively referred to as the “Company Reports”). The Company Reports did not at the time they were filed (after giving effect to any amendments filed before the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading. As used herein, “filed with the SEC” shall mean either filed directly with the SEC or with the NASD pursuant to an understanding that the NASD shall transmit copies of the applicable portions of the reports, statements or other documents to the SEC pursuant to a plan submitted to and declared effective by the SEC.

(b) The Company has delivered to Buyer true and complete copies of (i) the audited consolidated balance sheets, as of December 31, 2003, of the Company (the “Audited Balance Sheet”) and the audited statements of income and cash flows of the Company for the year ended December 31, 2003 (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet, as of August 31, 2004, of the Company and the unaudited consolidated statements of income and cash flows of the Company for the eight-month period ended August 31, 2004, (such unaudited statements and unaudited balance sheets being herein referred to as the “Latest Financial Statements”).

(c) The Annual Financial Statements and the Latest Financial Statements are based upon the information contained in the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with GAAP. The Latest Financial Statements have been prepared on a basis consistent with the Annual Financial Statements and in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP), and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented (except for normally recurring year-end adjustments).

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(d) Pro Forma Balance Sheet. The pro forma balance sheet of the Company attached to the Disclosure Schedule as Section 3.6(d) and dated as of August 20, 2004 (the “Pro Forma Balance Sheet”), accurately reflects, in all material respects, the assets, liabilities and financial condition of the Company as of such date on a pro forma basis to (i) reflect the transfers of assets and liabilities into and out of the Company consistent with Seller’s obligations under this Agreement and (ii) establish the maximum amount of cash that Seller may cause to be withdrawn from the Company between the date hereof and the Closing Date pursuant to the terms of this Agreement.

(e) Section 3.6(e) of the Disclosure Schedule lists, and Seller has delivered to Buyer copies of the documentation creating or governing, all “off-balance sheet arrangements” (as defined in Item 303(a) of the Regulation S-K of the SEC) effected by the Company since April 1, 2003.

(f) Seller and the Company are not aware of any significant deficiencies or material weaknesses existing in the design or operation of the internal controls over financial reporting of the Company that adversely affects the Company’s ability to record, process, summarize and report to management or the Board of Directors of Seller material financial information relating to the Company. Since January 1, 2004, no fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial reports of the Company, as a whole, has been disclosed to Seller’s auditors, Board of Directors or executive management.

3.7 Absence of Undisclosed Liabilities. The Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) and the Company is not a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any person, arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (a) as reflected in the Audited Balance Sheet, (b) liabilities which have arisen after the date of the Audited Balance Sheet (the “Balance Sheet Date”) in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (c) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 3.7.

3.8 Absence of Certain Developments. Except as set forth on the Disclosure Schedule under the caption referencing Section 3.8, since the Balance Sheet Date, the Company has not:

(a) hypothecated, mortgaged, pledged or subjected to any Lien, any of its assets, except (i) Liens for current Taxes not yet due and payable or being contested in good faith in appropriate proceedings, (ii) Liens in respect of pledges or deposits under workers’ compensation Laws or (iii) Liens set forth under the caption referencing this Section 3.8(a)in the Disclosure Schedule (collectively, the “Permitted Liens”);

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(b) discharged or satisfied any Lien or paid any liability, other than current liabilities paid in the ordinary course of business;

(c) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or equityholders) any tangible assets of its business, or canceled any debts or claims except in the ordinary course of business;

(d) sold, assigned, transferred or granted (including, without limitation, transfers to any employees, affiliates or equityholders) any licenses, patents, trademarks, trade names, domain names, copyrights, trade secrets or other intangible assets;

(e) disclosed, to any Person other than Buyer and authorized representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement limiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule under the caption referencing this Section 3.8(e) and is in full force and effect on the date hereof;

(f) waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

(g) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(h) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, except as would not have a Material Adverse Effect;

(i) entered into or materially modified any employment, severance or similar agreements or arrangements with, or granted any bonuses, salary or benefits increases, severance or termination pay to, any employee other than in the ordinary course of business and consistent with past practice, or to any officer, managing member or consultant;

(j) adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, officer, managing member, member of the Executive Committee or affiliate except as required by Law;

(k) made any material capital expenditure or commitment therefor;

(l) made any loans or advances to, or guarantees for the benefit of, any Persons;

(m) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division or material assets thereof;

(n) made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements; or

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(o) filed any notice, or been informed by the SEC or the NASD that a notice must be filed, with the SEC pursuant to Rule 17a-11(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.9 Title to Properties.

( a) The Company does not own any real property. The real property covered by the lease (the “Lease”) described under the caption referencing this Section3.9 in the Disclosure Schedule constitutes all of the real property rented, used or occupied by the Company (the “Real Property”).

(b) The Lease is in full force and effect, and the Company holds a valid and existing leasehold interest under the Lease for the term set forth under such caption referencing Section 3.9 in the Disclosure Schedule. The Company has made available to Buyer a complete and accurate copy of its Lease, and the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to the Company. The Company is not in default in any material respect, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under the Lease; nor, to the knowledge of the Company, is any other party to the Lease in default in any material respect thereunder.

(c) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Audited Balance Sheet or acquired since the date thereof, and will own, on and after the date of transfer thereof, good and marketable title to each of the tangible properties and tangible assets reflected on the Pro Forma Balance Sheet, in each case, free and clear of all Liens, except for (i) Permitted Liens, (ii) the Real Property subject to the Lease, (iii) personal property used by the Company and subject to lease, all of which leases are identified in the Disclosure Schedule under the caption referencing this Section 3.9, and (iv) assets disposed of since the Balance Sheet Date in the ordinary course of business.

3.10 Accounts Receivable. The accounts receivable reflected on the Latest Financial Statements are valid receivables, have arisen from bona fide transactions in the ordinary course of business, are not subject to valid counterclaims or setoffs, and, to the Company’s knowledge, are collectible in accordance with their respective terms.

3.11 Tax Matters.

(a) Except as set forth in the Disclosure Schedule under the caption referencing Section 3.11(a), each of the Company and Seller has (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed or sent by it in respect of any Taxes (as defined in subsection (h) below), each of which in all material respects was correctly completed and accurately reflected any liability for Taxes of the Company and Seller covered by such Tax Return; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Tax Returns; (iii) established on its books, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not yet due and payable; and

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(iv) complied in all material respects with all Laws relating to the withholding of Taxes and the payment thereof.

(b) All Taxes of the Company and Seller that will be due and payable for all Tax periods and portions thereof ending on or prior to the Closing Date will have been paid by or on behalf of the Company and Seller or will be reflected, in a manner consistent with past practices, on the Company’s and Seller’s books as an accrued Tax liability, either current or deferred.

(c) There are no Liens for Taxes upon any the assets of the Company, except Permitted Liens.

(d) No material deficiency for any Taxes has been proposed, asserted or assessed against the Company or Seller that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or Seller regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any material Taxes or Tax Returns of the Company or Seller for any Tax year subsequent to the year ended 2000, nor is any such Tax audit or other proceeding pending, nor has there been any written notice to the Company or Seller by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the knowledge of Seller or the Company, is any such Tax audit or other proceeding threatened.

(e) No claim has been made with respect to the Company or Seller by an authority in a jurisdiction where the Company or Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) Neither the Company nor Seller has engaged in any transaction that is subject to disclosure under present or former Treasury Regulation Sections 1.6011-4 or 1.6011-4T, as applicable.

(g) The Company is, and at all times has been, taxable as an entity disregarded as separate from its owner for federal income tax purposes, and no Person other than Seller has ever owned an economic interest in the Company.

(h) For purposes of this Agreement, the term “Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments or impositions of any kind payable to any Governmental Entity, including, without limitation, all net income, profits, gross income, gross receipts, minimum, alternative minimum, sales, use, service, occupation, ad valorem, net worth, value added, transfer, franchise, license, payroll, employment, social security, Medicare, unemployment, withholding, disability, workers’ compensation, excise, estimated, severance, stamp, occupation, property, premium or other taxes or customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.

3.12 Contracts and Commitments.

(a) The Disclosure Schedule, under the caption referencing this Section 3.12, lists the following contracts, whether oral or written, of an amount or value in excess of $25,000 (other

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than with respect to the contracts identified in clauses (v) and (viii) below, which shall be disclosed without regard for amount or value) to which the Company is a party and which are in effect as of the date hereof (the “Contracts”):

(i) all employment, agency or consulting agreements, all contracts or commitments providing for severance, termination or similar payments, including on a change of control of the Company;

(ii) all contracts terminable by any other party thereto upon a change of control of the Company or upon the failure of the Company to satisfy financial or performance criteria specified in such contract as provided therein;

(iii) all contracts between or among the Company, Seller or any affiliate of Seller, any member of the Executive Committee, officer, managing member or employee of the Company or any member of his or her immediate family or any entity affiliated with any such person relating in any way to the Company;

(iv) all contracts relating to the performance and payment of any surety bond or letter of credit required to be maintained by the Company;

(v) all confidentiality or non-disclosure agreements;

(vi) all agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company;

(vii) all contracts for the provision of the Company’s services to any third party (a “Client”);

(viii) all contracts containing exclusivity or noncompetition provisions or which would otherwise prohibit the Company from freely engaging in business anywhere in the world;

(ix) all license agreements, transfer or joint-use agreements or other agreements providing for the payment or receipt of royalties or other compensation by the Company in connection with the Company Intellectual Property (as defined in Section 3.13 hereof);

(x) all agreements providing for the development or use of any products, software or Intellectual Property by or for any third party;

(xi) all agreements providing for the clearing by third parties of securities transactions effected or introduced by the Company; and

(xii) any and all other agreements of the Company not entered into in the ordinary course of business or that are material to the business, financial condition, results of operation or prospects of the Company.

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(b) The Company has performed in all material respects all obligations required to be performed by it in connection with the Contracts and is not in receipt of any claim of default under any such Contract. Each Contract is in full force and effect.

c) Prior to the date of this Agreement, the Company has made available to Buyer a true and complete copy of each written Contract, and a written description of each oral Contract, together with all amendments, waivers or other changes thereto.

3.13 Intellectual Property. The Company owns or has the right to use, whether through ownership, licensing or otherwise, all intellectual property material to the businesses of the Company in substantially the same manner as such businesses are conducted on the date hereof (“Company Intellectual Property”). Those items specifically identified on Section 3.13 of the Disclosure Schedule under the heading “Intellectual Property” are considered part of the Company Intellectual Property and shall be assigned to the Company before the Closing Date. Except as set forth in the Company Disclosure Schedule identified in Section 3.13: (a) no such Company Intellectual Property is the subject of any pending action, suit, claim, investigation, arbitration or other proceeding; (b) no person has given written notice to the Company, and Seller and the Company otherwise have no knowledge, that the use of any Company Intellectual Property by the Company or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (c) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not materially breach, violate or conflict with any instrument or agreement concerning any Company Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Intellectual Property; (d) the Company has the right to require the inventor or author of any Company Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications and copyright applications to transfer ownership, including all right, title and interest in and to (including any moral rights), to the Company of the application and of the registration once it issues; (e) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Company Intellectual Property, and has no knowledge that any employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Intellectual Property; (f) the Company has taken all reasonable action to maintain and protect each item of Company Intellectual Property; and (g) to its knowledge, the Company has the right to use all of the Company Intellectual Property in all jurisdictions in which the Company currently conducts business.

3.14 Litigation. There are no actions, arbitrations, mediations, suits, proceedings, orders or investigations pending or, to the knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

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3.15 Employees.

(a) Section 3.15(a) of the Disclosure Schedule sets forth the names and total number of all employees of the Company on the date of this Agreement and correctly reflects their salaries or hourly rates, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. All employees are U.S. citizens. To the knowledge of the Seller and Company, no employee of the Company separately identified by Buyer and listed in the Disclosure Schedule under the caption referencing this Section 3.15(a)(collectively, the “Key Employees”) has any plans to terminate his or her employment prior to the Closing. The Seller and Company have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. The Seller and Company have no material labor relations problem pending, or to the knowledge of the Seller and Company, threatened. Except as set forth on Section 3.15(a) of the Disclosure Schedule, there are no workers’ compensation claims pending against the Seller or Company, nor is the Seller or Company aware of any facts that would give rise to such a claim. No Key Employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company. To the knowledge of the Seller and the Company, the Company owns all Company Intellectual Property developed by their respective current and former employees, contractors and independent consultants during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with the Company. To the knowledge of the Seller and the Company, no employee or former employee of the Seller or Company has any claim with respect to any Company Intellectual Property set forth in 3.15(a) of the Disclosure Schedule.

(b) The consummation of the Acquisition or the other transactions contemplated hereby will not cause the Company to incur or suffer any material liability relating to, or obligation to pay, severance, termination or other payments to any Person.

(c) Neither the Seller nor the Company has made any loans (except advances against accrued salaries or for business travel, lodging, or pursuant to the terms of Seller’s 401(k) Plan, or other expenses in the normal course of business) to any employee of Seller or the Company.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Disclosure Schedule sets forth the name of each Plan. The term “Plan” means every plan, fund, contract, program and arrangement (formal or informal, whether written or not) that the Seller or the Company or any other ERISA Affiliate sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees, including, without limitation, those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax

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qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, option, stock appreciation right, phantom stock or stock purchase benefits or (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay,vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, the Company has no ERISA Affiliates. “ERISA Affiliates” means any trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes, the Company, within the meaning of Code Section 414(b), (c), (m) or (o).

(c) No Plan is subject to Title IV of ERISA or Code Section 412.

(d) Except as set forth in Section 3.16(d) of the Disclosure Schedule, the Company is not the Plan Administrator or Plan Sponsor (as those terms are defined in ERISA Section 3(16)) of any employee benefit pension plan (as defined in ERISA Section 3(2)). No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Plan.

(e) No Plan is a multiple employer plan or multiemployer plan under Code Section 413(c) or 414(f), and neither the Company nor any other ERISA Affiliate has ever contributed to a “multiemployer plan” (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA).

(f) Except as set forth in Section 3.16(f) of the Disclosure Schedule, no Plan promises or provides health, life or other welfare benefits to retirees or former employees of the Company and/or its ERISA Affiliates, or which provide severance benefits to employees, except as otherwise required by Code Section 4980B or comparable state statute which provides for continuing health care coverage.

(g) Within the last three (3) years, no Plan that is intended to be qualified under Section 401(a) of the Code has received or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers which qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4).

(h) With respect to all Plans, to the extent that the following documents exist, the Seller or Company has furnished Buyer with true and complete copies of: (i) the most recent favorable IRS determination letter for each Plan that is intended to be qualified pursuant to Section 401(a) of the Code, (ii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the three most recent plan years, (iii) documents and instruments governing each Plan and related funding and administrative arrangements, including but not limited to, trust agreements, insurance contracts, administrative service agreements and investment management agreements, (iv) summary plan descriptions, and any summaries of material modifications for each Plan, and (v) list of all individuals receiving or entitled to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985

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(COBRA) under any Plan. With respect to each Plan that is intended to be qualified under Section 401(a) of the Code and is a prototype plan, to the knowledge of the Seller and the Company and the Controlling Stockholders, no reason exists which would prohibit the Seller and the Company from relying on the IRS opinion letter issued to the prototype plan sponsor or which would cause the Plan to be disqualified or cause a trust forming a part thereof not to be exempt from tax pursuant to Section 501(a) of the Code.

(i) Each Plan has been operated in compliance with ERISA in all material respects, the Code, any other applicable Law (including all reporting and disclosure requirements thereby) and the terms of such Plan. To the knowledge of the Seller and the Company, no non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Plan.

(j) The Seller and the Company and, if applicable, any ERISA Affiliates have made full payment of all amounts due and required to be contributed or paid as benefits or expenses under the terms of each Plan and applicable law; all benefits accrued under any unfunded Plan have been paid, accrued or otherwise reserved as of the Balance Sheet Date.

(k) No Plan is currently under audit or examination by the IRS or the DOL. There are no pending or, to the knowledge of the Seller or the Company and the Controlling Stockholders, threatened audits, investigations, claims, suits, grievances or other proceedings, and to the knowledge of the Company, there are no facts that could reasonably give rise thereto, involving, directly or indirectly, any Plan, or any rights or benefits thereby, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(l) Except as provided in Section 3.16(l) of the Disclosure Schedule, the events contemplated in this Agreement will not trigger, or entitle any current or former employee of the Seller or Company to, severance, termination, change in control payments or accelerated vesting under any Plan, other than the vesting of benefits under any tax-qualified retirement Plan pursuant to Section 6.4.

(m) To the knowledge of the Seller and the Company and the Stockholders, there are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject the Company to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA, except for any tax or liability that would not have a Material Adverse Effect.

(n) Company has not established or contributed to, and is not required to contribute to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code, or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

3.17 Insurance. Seller or the Company has at all times maintained insurance relating to the Company’s business and covering directors and officers, property, fire, casualty, liability, life, workers’ compensation, and all other forms of insurance customarily obtained by businesses

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in the same industry. Such insurance is sufficient for compliance, in all material respects, with all requirements of applicable Law and of any contract or agreement to which the Company is subject.

3.18 Clients.

(a) The Disclosure Schedule, under the caption referencing this Section 3.18, lists the 20 largest Clients of Company for the fiscal year ended December 31, 2003 and for the eight-month period ended August 31, 2004 and sets forth opposite the name of each such Client the approximate dollar value of net revenues by the Company attributable to such Client for each such period. Since the Balance Sheet Date, no Client listed on the Disclosure Schedule under the caption referencing this Section 3.18 has indicated that it will stop or substantially decrease the rate of business done with the Company, taken as a whole, except for changes in the ordinary course of the Company’s business.

(b) To the knowledge of the Company, each extension of credit by the Company, if any, to any Client (a) is in full compliance with Regulation T of the Federal Reserve Board or any similar regulation of the NASD, and (b) is secured by an equity amount no less than the amounts permitted pursuant to the rules and regulations of the NASD.

3.19 Compliance with Laws.

(a) Except as set forth in the Disclosure Schedule under the caption referencing Section 3.19, the Company is in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and the rules of the NASD applicable thereto. The Company has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities and the NASD that are required in order to permit it to own and operate its businesses as presently conducted and that is material to the business of the Company, taken as a whole. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current.

(b) Since January 1, 2004, the Company has received no notification or communication from any Governmental Entities and the NASD (i) asserting that it is not in compliance with any of the statutes, rules, regulations or ordinances which such Governmental Entities or the NASD enforces, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (iii) requiring it (including any of the Company’s executive committee members or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy) or (iv) restricting or disqualifying the activities of the Company (except for restrictions generally imposed by rule, regulation, or administrative policy on broker-dealers generally).

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(c) The Company is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Entities or the NASD against the Company or any officer, managing member, member of the Executive Committee or employee thereof.

(d) Neither the Company, nor, to the knowledge of the Company, any Key Employee that is an “associated person” (as defined in the Investment Advisers Act of 1940, as amended) thereof, is ineligible pursuant to Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor.

(e) The Company is not, nor is any affiliate of the Company or any Key Employee that is an affiliated person, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act.

3.20 Environmental Matters.

(a) The Company (i) has been in compliance and is presently complying with all applicable health, safety and Environmental Laws (defined below), and (ii) has obtained all material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws and is in compliance in all material respects with such permits, licenses and authorizations.

(b) For purposes of this Agreement, the term “Environmental Laws” means all applicable federal, state, local and other Laws, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and other Laws, orders, decrees, directives, permits, licenses and judgments relating to hazardous materials in effect as of the date of this Agreement).

3.21 Bank Accounts. The Disclosure Schedule under the caption referencing this Section 3.21 sets forth a full and complete list of all bank accounts and safe deposit boxes of the Company, the number of each such account or box, and the names of the persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

3.22 Indemnification Obligations. The Company has no knowledge of any action, proceeding or other event pending or threatened against the Managing Member or any member of the Executive Committee of the Company which would give rise to any indemnification obligation of the Company to its Managing Member or any member of the Executive Committee of the Company under the Charter Documents, Governing Documents or any agreement between the Company and its Managing Members or any members of the Executive Committee of the Company.

3.23 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

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3.24 Information Statement.

(a) Each document required to be filed by Seller or the Company with the SEC or required to be distributed or otherwise disseminated to the Seller’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14C information statement of Seller (the “Information Statement”), to be filed with the SEC in connection with the Acquisition, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.24(a) shall not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to Seller or the Company by Buyer specifically for use therein.

(b) The Information Statement, as supplemented or amended, if applicable, at the time such Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and (ii) the Company Disclosure Documents, if any, (other than the Information Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.24(b) shall not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to Seller or the Company by Buyer specifically for use therein.

(c) None of the information with respect to Seller, the Company or any of Seller’s affiliates that Seller or the Company furnishes to Buyer for use in any filings required to be made by Buyer with the SEC in connection with the Acquisition or the transactions contemplated by this Agreement, if any, at the time of such filings, and at the time of Closing, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.25 Registrations.

(a) In compliance with applicable law, the Company is registered as a broker-dealer, with the SEC, the securities commission or similar authority of any state or foreign jurisdiction and the NASD, and such registrations are in full force and effect. All such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

(b) All of the Company’s officers, managing member and employees who are required to be licensed or registered to conduct the business of the Company as presently conducted are duly licensed or registered in each state in which such licensing or regulation is so required (collectively, the “Registered Personnel”). To the knowledge of the Company, none of the Registered Personnel is or has been subject to any disciplinary or other regulatory compliance proceeding that would, or would be reasonably likely to, prevent, restrict, unduly

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delay or otherwise limit the transfer from the Company to Buyer, or the re-licensing or re-registration by Buyer, of the licenses or registrations of such Registered Personnel in any state in which such Registered Personnel are licensed or registered.

3.26 Disclosure. Neither this Agreement nor the officer certificates delivered by or on behalf of the Company pursuant to Article VII hereof nor the Disclosure Schedule nor any of the Annual Financial Statements and Latest Financial Statements hereof, taken as a whole, contain any untrue statement of a material fact regarding the Company or its business or the transactions contemplated by this Agreement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

Article IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller that:

4.1 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

4.2 Execution, Delivery; Valid and Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the other documents contemplated hereby, when executed and delivered by Buyer, will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, in each case except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3 No Violations. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination under the provisions of Buyer’s Certificate of Incorporation or Bylaws or any hypothecation, indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, the breach, default, violation or termination of which would result in a material adverse effect on Buyer. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions

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contemplated hereby other than such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities Laws and the rules and regulations of the NASD and the New York Stock Exchange, Inc. (the “NYSE” and, together with the NASD, the “Self-Regulatory Organizations”).

4.4 NYSE Requirements. Buyer is not required to obtain stockholder approval of this Agreement or the transactions contemplated hereby pursuant to the rules of the NYSE applicable to listed companies.

4.5 Consents. Other than in connection with or in compliance with the rules and regulations of the Self-Regulatory Organizations, and the state commissions regulating the business of Buyer’s wholly owned securities broker-dealer subsidiary in the states in which such subsidiary is licensed to do business, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated on its part by this Agreement.

4.6 Financing. Buyer has, and will have at the Closing Date, sufficient funds to pay the Purchase Price.

4.7 Investment Intent . The Buyer is acquiring the Equity Interest for investment for its own account and not with a view to the distribution of any part thereof. The Buyer acknowledges that the Equity Interest has not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. The Buyer further acknowledges that (a) it has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Equity Interest, (b) it can bear the economic risk of an investment in the Equity Interest for an indefinite period of time and (c) it has had the opportunity to conduct an independent due diligence review of the Company.

4.8 Information Statement. None of the information with respect to Buyer or any of Buyer’s affiliates that Buyer furnishes to Seller for use in any filings required to be made by Seller with the SEC in connection with the Acquisition or the transactions contemplated by this Agreement, if any, at the time of such filings, and at the time of Closing, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.9 Due Diligence by the Buyer. The Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article II and Article III, including the Disclosure Schedule and other Schedules hereto (and any updates thereto). Such representations and warranties by the Seller and the Company constitute the sole and exclusive representations and warranties of the Seller and the Company to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Seller and the Company are not making any representation or warranty

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whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Company. The Buyer further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to the Buyer or any of its employees, agents or representatives are not representations or warranties of the Seller of the Company or any of their Affiliates.

Article V

Conduct Prior to the Closing

5.1 Conduct of the Business. Seller and the Company shall observe each term set forth in this Section 5.1 and agree that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

(a) The business of the Company shall be conducted only in, and the Company shall take no action except in, the ordinary course of the Company’s business and in accordance in all material respects with all applicable Laws and the Company’s past custom and practice during calendar year 2004;

(b) Seller and the Company shall not, directly or indirectly, do or permit to occur any of the following with respect to the Company: (i) issue or sell any additional membership interests of, or any options, warrants, conversion privileges or rights of any kind to acquire any membership interests; (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business or in connection with the transactions contemplated by this Agreement; (iii) amend or propose to amend its Charter Documents or Governing Documents; (iv) split, combine or reclassify any outstanding membership interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its membership interests; provided that, Seller shall be entitled to cause the Company to distribute cash to the Seller in an amount not to exceed $150,000 per month, and $622,417 in the aggregate, to fund ongoing, ordinary operating expenses of Seller; (v) redeem, purchase or acquire or offer to acquire any membership interests or other securities of such entity; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) except pursuant to the Loan Agreement, incur any indebtedness for borrowed money (including advances on existing credit facilities) or issue any debt securities; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days (other than accounts payable, the amount of which is reasonably being disputed by the Seller); (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; (x) amend, modify or terminate any Contract listed on Section 3.12 of the Disclosure Schedule, or enter into any contract or agreement that otherwise would be listed on Section 3.12 of the Disclosure Schedule if such contract or agreement had been in effect on the date of this Agreement; or (xi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b);

(c) Except as provided in Section 7.2 of this Agreement, Seller and the Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or

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termination pay to, any employee of the Company, or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable by the Company in effect on the date hereof;

(d) Seller and the Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any member of the Executive Committee of the Company;

(e) Seller and the Company shall not cancel or terminate the Company’s current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f) Seller and the Company shall use their best efforts to (i) preserve intact the Company’s business organization and goodwill, keep available the services of the Company’s Managing Member and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; and (ii) notify Buyer of any governmental Self-Regulatory Organization or third party complaints, enforcement actions, investigations, proceedings, information or document requests or hearings (or communications indicating that the same may be contemplated);

(g) Seller and the Company shall not change any of their methods of accounting in effect at December 31, 2003, other than those required by GAAP;

(h) Seller and the Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.8 hereof, except for such acts that would not have a Material Adverse Effect; and

(i) Except as required by applicable law or regulation, the Company shall not implement or adopt any change in its risk management policies, procedures or practices, which, individually or in the aggregate with all such other changes, would be material.

5.2 Access to Books and Records. Between the date hereof and the Closing Date, subject to Section 6.5, Seller and the Company shall afford to Buyer and its authorized representatives (the “Buyer Representatives”) access at all reasonable times, upon reasonable notice and in a manner so as not to interfere with the normal business operations of the Company, to the facilities, officers, employees, products, processes, technology, business and financial records, contracts, business plans, budget and projections and other information regarding the Company as Buyer may reasonably request, and the work papers of Goldstein Golub Kessler LLP, the Company’s independent accountants, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and

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affairs of the Company. In addition, Seller and the Company and their, officers, managing members and directors and Executive Committee members shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Company, as Buyer deems reasonably necessary.

5.3 Maintenance of Minimum Financial Targets for the Company. Between the date hereof and the Closing Date, Seller and the Company shall operate the business of the Company such that the Company shall maintain its regulatory net capital in compliance at all times with applicable regulations.

5.4 Transfer of Assets and Liabilities.

(a) Within 5 business days after the date hereof, Seller and the Company shall assign and transfer to the Company all of Seller’s right, title and interest in and to the assets and liabilities listed on Section 5.4(a), and the Company shall assume the assets and liabilities listed on Section 5.4(a), in each case, by delivery and execution of an assignment and assumption agreement between Seller and the Company, in form and substance satisfactory to Buyer.

(b) Seller and the Company and, where appropriate in the view of all parties, Buyer, shall use their commercially reasonable efforts to obtain the consents or approvals of the third parties to the contracts identified on Section 5.4(b)(i) to the transfer of such contracts to the Company prior to the Closing, and Seller and the Company shall obtain the consents or approvals of the third parties to the contracts, if any, identified on Section 5.4(b)(ii) to the transfer of such contracts to the Company prior to the Closing.

Article VI

Additional Agreements

6.1 Regulatory Filings.

(a) As promptly as practicable after the execution of this Agreement, Buyer, Seller and the Company shall make or cause to be made all filings and submissions under any Laws, including with the SEC pursuant to the Securities Act of 1933, as amended and the Exchange Act or any comparable laws regulating securities applicable to such party for the consummation of the transactions contemplated herein. Seller (on behalf of itself and the Company) will coordinate and cooperate with Buyer (or its affiliates) and Buyer will coordinate and cooperate with Seller in exchanging such information necessary to make such filings. Any cooperation provided by any party to the other parties towards making the necessary filings and obtaining the necessary approvals shall not derogate from or release such party from its obligations to make the necessary filings and obtain the necessary approvals applicable to such party for the consummation of the transactions contemplated herein.

(b) Seller and the Company shall prepare the Information Statement, file it with the SEC under the Exchange Act as promptly as practicable after the execution of this Agreement, and use all commercially reasonable efforts to have the Information Statement cleared by the

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SEC. Buyer shall promptly furnish to Seller and the Company all information concerning Buyer that may be required or reasonably requested in connection with any action contemplated by this Section 6.1(b). Buyer, Seller and the Company shall cooperate with each other in the preparation of the Information Statement, and Seller and the Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Buyer promptly copies of all correspondence between Seller, the Company or any Representative of Seller or the Company and the SEC. Seller and the Company shall give Buyer and its counsel a reasonable opportunity to review the Information Statement prior to its being filed with the SEC and shall give Buyer and its counsel a reasonable opportunity to review all amendments and supplements to the Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Seller, the Company and Buyer agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Information Statement has been cleared by the SEC, Seller shall mail the Information Statement to the stockholders of Seller.

6.2 Conditions. Each of Buyer, Seller and the Company shall take all commercially reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on such party with respect to the Acquisition and will promptly cooperate with and furnish such information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Acquisition. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by any Governmental Entity, or other third party, required to be obtained or made by such party in connection with the Acquisition or the taking of any action contemplated thereby or by this Agreement, including all consents, waivers or approvals required under any Contracts disclosed in Section 3.12 of the Disclosure Schedule; provided, however, that Buyer shall not be required to agree to any divestiture by Buyer or the Company or any of Buyer’s subsidiaries or affiliates shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or affiliates or of the Company or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.3 No Negotiations.

(a) From and after the date of this Agreement until the earlier to occur of the Closing Date or the date of termination of this Agreement in accordance with its terms, Seller and the Company shall not, and each of Seller and the Company will instruct their respective directors, officers, managing members, Executive Committee members, employees, agents, representatives and affiliates, including the Controlling Stockholders (collectively, “Representatives”), not to, directly or indirectly: (i) encourage, initiate, solicit or take any other action designed to, or which could reasonably be expected to, facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that

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constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions or otherwise cooperate with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to it, or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, that so long as there has been no breach of this Section 6.3(a), the Seller and the Company may, in response to an Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with the obligations under Section 6.3(b), participate in discussions or negotiations with, request clarifications from, or furnish information to, any person which makes such Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement containing customary terms and conditions, (B) Seller’s Board of Directors reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal and (C) Seller’s Board of Directors reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of fiduciary duties under applicable Law. Seller and the Company shall immediately terminate, and shall cause their Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to, an Acquisition Proposal.

(b) In addition to the obligations set forth in Section 6.3(a), Seller and the Company shall as promptly as practicable (and in any event within two (2) business days) advise Buyer orally and in writing of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal and the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation. Seller and the Company shall keep Parent reasonably informed of the status and material details (including material amendments) with respect to the information previously provided by Seller and the Company in connection with an Acquisition Proposal.

(c) For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal concerning any (i) merger, consolidation, business combination, or similar transaction involving Seller or the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of Seller or the Company representing 20% or more of the assets of Seller or the Company, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of Seller or the Company, (iv) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting equity interests of Seller or the Company or (v) any combination of the foregoing (other than the transactions contemplated by this Agreement).

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(d) For purposes of this Agreement, “Superior Proposal” means a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than Buyer that (i) concerns an Acquisition Proposal for more than 50% of the outstanding equity interests or assets of the Company, (ii) is on terms which the Seller’s Board of Directors in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to the Seller’s stockholders (in their capacities as stockholders) from a financial point of view than the transactions contemplated by this Agreement (including any revisions hereto), and (iii) is, in the good faith judgment of Seller’s Board of Directors, reasonably likely to be financed and completed on the terms proposed, taking into account the various legal, financial and regulatory aspects of the proposal.

6.4 Employee Benefit Plans. Prior to Closing, Seller shall adopt resolutions terminating Seller’s 401(k) Plan.

6.5 Confidentiality. After the Closing, Seller and each of its affiliates shall hold in confidence all trade secrets and other confidential or proprietary documents and information related to the Company’s business, and shall refrain from disclosing or using any such confidential information other than for the benefit of the Company. This obligation of confidentiality and non-use shall not apply, or shall cease to apply, to such information which is in the public domain as of the Closing Date or subsequently comes into the public domain through a source other than Seller or any of their affiliates.

6.6 Notification of Certain Matters. The Company, Seller or Buyer, as the case may be, shall promptly notify the others of (a) its obtaining of knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any material failure of the Company, Seller or Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Acquisition or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

6.7 Nondisparagement. Seller will not take any action, directly or indirectly, that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with each of the Company after the Closing as it maintained with each of the Company prior to the Closing.

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6.8 Litigation Support.

(a) In the event and for so long as Buyer or the Company is actively contesting or defending against any litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company, Seller will use commercially reasonable efforts to cooperate in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer.

(b) In the event and for so long as Seller is actively pursuing, contesting or defending against any litigation or arbitration in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company or the Seller, the Buyer will use commercially reasonable efforts to make available the Key Employees for consultation and such testimony and access to its books and records as may be necessary in connection with the contest or defense, all at the sole cost and expense of Seller.

6.9 Assignment of Confidentiality Agreements. Effective upon the Closing, Seller will assign to the Company all of Seller’s right, title and interest in and to any confidentiality agreements to which Seller or the agent of Seller may be a party pertaining to the confidentiality of information pertaining to the Company, the hiring of employees of the Company or other matters. Seller will request the return or destruction of information covered by such agreements within two business days of the date of this Agreement to the broadest extent permitted by such confidentiality agreements.

6.10 Intercompany Contracts. All contracts and arrangements between the Company, on the one hand, and Seller or any of its subsidiaries or affiliates (other than the Company), on the other hand, which may remain in effect subsequent to the Closing Date may be terminated at the option of Buyer at any time after the Closing Date, at no liability to the Company.

6.11 Transaction Expenses. Prior to making any distributions to Stockholders of the Purchase Price, Seller shall either pay or accrue on its balance sheet the Company’s portion of the Company’s and its Members’ expenses incurred in connection with the negotiation, execution and delivery of this Agreement and all related documents and the consummation of the transactions contemplated hereby.

6.12 Transfer Taxes. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Equity Interest pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by applicable Law.

6.13 COBRA Liability. Seller shall be responsible for all obligations, if any, relating to group health plan continuation coverage pursuant to Section 4980B of the Code and Sections 601 et. seq. of ERISA and any applicable regulations (“COBRA”), including but not limited to providing COBRA notification and COBRA continuation coverage with respect to all individuals covered under any group health plan of the Seller or Company who have COBRA qualifying events on or before Closing, other than the Covered Employees (the “Seller COBRA

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Beneficiaries”) regardless of whether Seller continues to maintain a group health plan after Closing. At Closing, Seller shall provide Buyer with evidence that it: (i) has obtained insurance policies or secured such other arrangement that will satisfy such COBRA obligations regardless of whether Seller is subsequently liquidated, or (ii) has set aside in its liquidating trust sufficient funds to satisfy such COBRA obligations after the Closing. Notwithstanding the foregoing, Buyer shall be responsible for all COBRA obligations with respect to the individuals listed in Section 6.13 of the Disclosure Schedule (the “Covered Employees”). Seller shall indemnify in full Buyer, the Company and their respective officers, managing member, directors, members of the Executive Committee, employees, agents, members or stockholders and subsidiaries (collectively, the “Buyer Indemnified Parties”) and hold them harmless from and against any claim, demand, loss, liability, obligation, deficiency, action, damage, expense or cost (including reasonable legal expenses) (collectively “Losses”), which the Buyer Indemnified Parties may suffer, sustain or become subject to, resulting from COBRA liability relating to Seller COBRA Beneficiaries. Buyer shall indemnify Seller and its officers, directors, employees, agents, stockholders and subsidiaries (collectively, the “Seller Indemnified Parties”) and hold them harmless from and against any Losses which the Seller Indemnified Parties may suffer, sustain or become subject to, resulting from COBRA liability relating to the Covered Employees.

6.14 Insurance Coverages. Seller and the Company shall take all actions necessary to ensure that Buyer (and the Company, after Closing) is named either an additional insured or an additional beneficiary on all insurance policies currently covering the business, operations, employees, officers and directors of the Company.

6.15 Additional Funding.

In the event Seller provides written notice to Buyer that Seller requires additional funding prior to the Closing, Buyer shall, within five (5) business days of receipt of such written notice, provide additional funding to the Seller up to $300,000 by wire transfer of immediately available funds (the “Interim Funding”). The amount of Purchase Price shall be reduced dollar for dollar by the amount of Interim Funding. Such Interim Funding shall be provided in the form of promissory note delivered by Seller to Buyer on the date hereof.

Article VII

Conditions to Closing

7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a) No Injunctions or Restraints. No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material sanctions, damages, or liabilities directly arising out of the Acquisition on Buyer, Seller or the Company or any of their respective officers or directors or managing member or member of the Executive Committee; or (ii) preventing the consummation of the Acquisition.

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(b) Governmental and Self-Regulatory Action. No action or proceeding shall be threatened, instituted or pending by any Governmental Entity or Self-Regulatory Organization challenging or seeking to prevent or delay consummation of or seeking to render unenforceable the Acquisition, asserting the illegality of the Acquisition or any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

(c) Governmental and Self-Regulatory Consents. All consents, however expressed, of Governmental Entities and Self-Regulatory Organizations, and all filings with and notifications of Governmental Entities or Self-Regulatory Organizations which regulate the business of the Company, or in which Buyer, Seller or the Company is a member, necessary on the part of Buyer, Seller or the Company to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the businesses of Buyer, Seller or the Company without a Material Adverse Effect with respect to the Company shall have been obtained or effected.

7.2 Additional Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in Buyer’s sole discretion) of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties True and Correct. The representations and warranties set forth in Article II and Article III hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Seller or the Company of discoveries, events or occurrences arising on or after the date hereof), except (x) that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date; and (y) except to the extent such failure to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect;

(b) Covenants Performed. Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing; except that failure to perform in full their covenants under Section 5.3 hereof shall constitute a failure of this condition;

(c) No Injunctions or Restraints. No judgment, order, decree or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Buyer to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Buyer or its affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Acquisition on Buyer or any of its officers or

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directors; or (iv) requiring or seeking to require divestiture by Buyer of any portion of the business, assets or property of the Company or of Buyer;

(d) Consents Obtained. Seller and the Company shall have obtained, or caused to be obtained, each consent and approval referred to in Sections 2.4, 3.5 and 5.4(b)(ii) hereof; provided that, their failure to obtain one or more of the consents referenced in Section 5.4(b)(ii) hereof shall not constitute a failure of this condition if the failure to obtain such consents, individually or in the aggregate, would not cause a material disruption to the ongoing business of the Company;

(e) No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall not have occurred any Material Adverse Effect; provided that, the Company’s continuing to operate at a monthly net operating loss during such period that is less than or equal to the average monthly net operating loss for the six-month period ending August 31, 2004, shall not, in and of itself, constitute a Material Adverse Effect; and provided, further, that the Company’s financial condition shall not be the basis for a Material Adverse Effect so long as the Company complies with the covenant contained in Section 5.3;

(f) Delivery of Certain Documents by Seller. On the Closing Date, Seller shall have delivered to Buyer all of the following:

(i) a certificate of the Chief Executive Officer and the Chief Financial Officer of Seller, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(ii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above and the Self-Regulatory Organization consents referred to in Section 7.1(c) above;

(iii) a complete set of the Company’s corporate record books, equity transfer records, corporate seal and other materials related to the Company’s corporate administration;

(iv) Buyer shall have received the resignation in writing of the Managing Member and members of the Executive Committee of the Company effective as of the Closing Date and each such individual shall have waived any and all claims against the Company as of the Closing Date;

(v) UCC-3 Termination Statements evidencing the release of the liens held by RGC International Investors, LDC and OptiMark Innovations, Inc. against the Equity Interest and the assets of the Company;

(vi) a properly executed certificate of Seller, in a form satisfactory to Buyer, satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(b)(2); and

(vii) such other certificates, documents and instruments, including Tax clearance certificates, as Buyer reasonably requests related to the transactions contemplated hereby; and

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(g) Termination of Intra-Company Agreements. Seller and the Company shall have terminated all agreements among Seller and the Company, or the Company and any other subsidiary of Seller, including that certain Services Agreement, dated as of February 6, 2003, by and between Seller, Universal Trading Technologies Corporation and the Company.

7.3 Additional Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (in Seller’s sole discretion) of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties True and Correct. The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b) Covenants Performed. Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) Consents Obtained. Buyer shall have obtained, or caused to be obtained, each consent and approval referred to in Sections 4.5 hereof;

(d) Delivery of Certain Documents. On the Closing Date, Buyer will have delivered to the Company:

(i) a certificate of an officer of Buyer dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(ii) copies of the Self-Regulatory Organization consents referred to in Section 7.1(c) above;

(iii) a UCC-3 Termination Statement evidencing the release of the lien held by Buyer against certain assets of Seller;

(iv) satisfactory evidence of cancellation of the Promissory Note executed by Seller in favor of Buyer on the date hereof; and

(v) such other certificates, documents and instruments as Seller may reasonably require relating to the transactions contemplated hereby.

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Article VIII

Termination

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of Buyer and Seller (on behalf of itself and the Company);

(b) by Buyer or Seller (on behalf of itself and the Company) if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the Company or Seller on the one hand, or Buyer, on the other, in the representations, warranties and covenants set forth in this Agreement and such material misrepresentation or breach of warranty or breach of covenant is not cured by the breaching party within 30 days following the receipt by the breaching party of a notice from the non-breaching party of any such breach; or

(c) by either Buyer or Seller (on behalf of itself and the Company) if the transactions contemplated hereby have not been consummated by February 28, 2005; provided, that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(c) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

8.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1 hereof, all provisions of this Agreement shall terminate and there shall be no liability on the part of Buyer, Seller or their respective stockholders, officers, or directors, except that: (i) Sections 10.1 (press releases), 10.2 (expenses) and 10.11 (governing law) hereof shall survive indefinitely, and (ii) the parties shall remain liable for their willful or fraudulent breaches of this Agreement prior to the time of such termination.

Article IX

Survival; Indemnification

9.1 Survival of Representations and Warranties. The representations and warranties contained in Article II and Article III hereof shall not survive the Closing. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to the other parties in connection with this Agreement.

Article X

Miscellaneous

10.1 Press Releases and Announcements. Except as otherwise required by Law or the rules of any applicable securities exchange or NYSE, so long as this Agreement is in effect, Buyer, Seller and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Buyer and Seller will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions

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contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

10.2 Expenses. Each party will pay all expenses incurred by such party in connection with the transactions contemplated hereunder, including without limitation legal, accounting, investment banking and consulting fees and expenses (“Third Party Expenses”) incurred in negotiating, executing and delivering this Agreement and the related documents (whether the transactions contemplated hereunder are consummated or not). The parties agree that all Third Party Expenses incurred by or on behalf of the Company shall be born by Seller, not the Company. Notwithstanding the foregoing, at the Closing, Buyer shall pay to Seller the amount of $40,000 in reimbursement of Third Party Expenses incurred by Seller in connection herewith.

10.3 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

10.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:	with a copy (which shall not constitute notice) to:

Piper Jaffray Companies	Dorsey & Whitney LLP
800 Nicollet Mall	50 South Sixth Street
Minneapolis, Minnesota 55402	Minneapolis, Minnesota 55402
Attention: James L. Chosy	Attention: Robert A. Rosenbaum
Fax: 612-303-1772	Fax: (612) 340-7800

Notices to Seller and the Company:	with a copy (which shall not constitute notice) to:

Vie Financial Group, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
1114 Avenue of the Americas	1600 Tysons Boulevard
New York, New York 10036	Suite 1600
Attention: Dean Stamos	McLean, Virginia 22102
Fax: (212) 575-8295	Attention: Gregory J. Ewald
Fax: (703) 251-9797

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10.5 Interpretation. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The table of contents and headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. For all purposes of and under this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” As used in this Agreement, “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; “knowledge” means the actual knowledge of any executive officer of the applicable party or any of its subsidiaries, as such knowledge has been obtained in the normal conduct of the business and including such knowledge as a reasonably prudent person in such position would have obtained upon the exercise of reasonable diligence; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

10.6 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of a party to this Agreement.

10.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.8 Complete Agreement. This Agreement (together with the Disclosure Schedule and the other documents delivered pursuant hereto or contemplated hereby) and the Confidentiality Agreement, dated as of June 10, 2004, by and between the Buyer and the Seller contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.9 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

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10.12 Submission to Jurisdiction. Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.

10.13 Waiver of Jury Trial. EACH OF BUYER, SELLER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, SELLER AND THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.14 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

[REMAINDER OF PAGE LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

PIPER JAFFRAY COMPANIES

By:	/s/ Thomas P. Schnettler
	Name:	Thomas P. Schnettler
	Title:	Managing Director and Head of Equities and Investment Banking

VIE FINANCIAL GROUP, INC.

By:	/s/ Dean Stamos
	Name:	Dean Stamos
	Title:	Chief Executive Officer

VIE SECURITIES, LLC

By:	/s/ Dean Stamos
	Name:	Dean Stamos
	Title:	Managing Member

SIGNATURE PAGE TO PURCHASE AGREEMENT